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                                                                    Exhibit 10.3

                                OPTION AGREEMENT


                  THIS OPTION AGREEMENT is entered into as of the 29th day of August, 1997, by and between The Hearst Corporation ("Hearst"), a Delaware corporation, and Argyle Television, Inc. ("Argyle"), a Delaware corporation.

                  WHEREAS, Hearst and Argyle have entered into an Amended and Restated Agreement and Plan of Merger dated as of March 26, 1997 (the "Merger Agreement") pursuant to which certain Hearst subsidiaries will, subject to the terms and conditions of the Merger Agreement, merge with and into Argyle; and

                  WHEREAS, Argyle will be the surviving corporation under the Merger Agreement and will be renamed Hearst-Argyle Television, Inc. ("HAT"); and

                  WHEREAS, this Option Agreement is entered into in accordance with Section 9.01(i) of the Merger Agreement and in further consideration thereof;

                  NOW, THEREFORE, Hearst and Argyle hereby agree as follows:

                  1. Hearst, or a subsidiary, is the licensee of Television Stations WWWB-TV, Lakeland, Florida ("WWWB-TV") and WPBF-TV, Tequesta, Florida ("WPBF-TV") and Hearst brokers time and provides programming and other services to Television Station KCWB-TV, Kansas City, Missouri ("KCWB-TV") pursuant to a Program Service and Time Brokerage Agreement more particularly described hereinafter. WWWB-TV, WPBF-TV and KCWB-TV are sometimes collectively referred to herein as the "Option Stations". During the period commencing eighteen (18) months following the Effective Time (as defined in the Merger Agreement) and terminating thirty-six (36) months following the Effective Time (the "Option Period"), HAT shall have the following options, exercisable upon written notice to Hearst:

                           (a)      The option to purchase WWWB-TV.  The form of
the transaction shall be either the purchase of those assets (including the applicable Federal Communications Commission ("FCC") licenses) then used solely by WWWB-TV to conduct its operations and business or the purchase of the capital stock of WWWB-TV, Inc., as determined by Hearst. The purchase price shall be the Fair Market Value (as defined below) of such assets or capital stock, as the case may be, as of the option exercise date.

                           (b)      With respect to KCWB-TV, (i) if Hearst has
not exercised its option to purchase KCWB-TV, the option to have Hearst assign to HAT the Option Agreement dated December 7, 1995 (the "1995 Option Agreement") by and between Hearst and CamEl, L.L.C.
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and David E. and Sonia G. Salzman, and subject to applicable contractual consents, if any, the Programming Services and Time Brokerage Agreement dated August 24, 1995 between Hearst and T.V. 32, Inc. (the "TBA"), and (ii) if Hearst has exercised its option to purchase KCWB-TV, the option to purchase those assets (including the applicable FCC licenses) then used solely to conduct the operations and business of KCWB-TV. The purchase price shall be the Fair Market Value (as defined below) of either the 1995 Option Agreement and the TBA in the case of (i) above, or the assets of KCWB-TV in the case of (ii) above, as of the option exercise date, provided that, in no event shall the purchase price be less than the aggregate amount of the Accumulated Costs, as such term is defined in the 1995 Option Agreement, plus interest thereon at the annual average rate of prime as declared from time to time by Chase Bank (or its successor) plus one percent (1%) compounded semi-annually.

                  If HAT exercises an option, Hearst and HAT agree they shall each use their respective commercially reasonable efforts to cause the closing of the sale to HAT pursuant to this Section 1 to occur as soon as practicable after HAT has delivered a notice to Hearst of HAT's intent to exercise its option and all other necessary and reasonable requirements for the sale are met, including but not limited to obtaining all necessary governmental and third-party approvals required for the consummation of such transaction. The closing of such sale to HAT shall take place at the offices of Hearst specified in Section 5(b) below, or such other place as the parties may agree upon. At such closing, (i) Hearst shall, or it shall cause the applicable seller to, deliver to HAT either the stock certificates, in the case of a sale of stock, or all necessary conveyancing documents, in the case of a sale of assets, and such other conveyancing instruments and other documents as shall be reasonably requested by HAT and (ii) HAT shall deliver to Hearst or the applicable seller, as the case may be, the purchase price for the stock or assets to be sold by either wire transfer of immediately available funds to a bank account designated to such party, or, at Hearst's election, stock of HAT (with the number of shares to be determined by market value at the time of closing).

                  2. As used in this Agreement the term "Fair Market Value" shall mean the cash price that a willing buyer would pay a willing seller, both in reasonable possession of the relevant facts with neither acting under compulsion to buy or sell or under time constraints, in an arm's-length transaction in an asset sale (or a stock sale, as the case may be with respect to WWWB-TV) for the going concern of the applicable station, which for these purposes should be deemed to be as it would exist if operated by the buyer in a like manner as then being operated by Hearst (and, in the case of KCWB-TV, without the existence of the TBA). Any determination of Fair Market Value hereunder shall be agreed to by the parties, provided that if any party so elects, such determination shall be conclusively established by independent appraisal in the manner


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contemplated below by giving the other party written notice of appraisal.

                  3. The exercise of HAT's options hereunder shall be by action of HAT's directors elected by the holders of HAT's Series A Common Stock. Additionally, HAT may withdraw the exercise of such option within twenty (20) days following the receipt of an appraisal, as described hereinafter. The appraiser shall be independent and selected by mutual agreement of HAT and Hearst. If HAT and Hearst cannot within ten (10) days agree as to the selection of the appraiser, then each of them shall select an appraiser and the two appraisers shall select a third appraiser within an additional ten (10) days. The appraisal shall take into account both the structure of the proposed transaction and the tax basis of the property (assets or stock) to be acquired by HAT. If three appraisers are used, the appraised value shall be the average of the three appraisals. If the option is exercised and not withdrawn, the fees for the appraisal shall be paid as follows: (i) if a single appraiser is used, equally by HAT and Hearst; and (ii) if three appraisers are used, each party pays the fees of its appraiser and HAT and Hearst shall pay the fees of the third appraiser equally. If the option is exercised and withdrawn, then HAT shall pay the fees of all appraisers and all options and rights of first refusal with respect to such station shall terminate.

                  4. Notwithstanding any provision of this Agreement to the contrary, Hearst shall have the right to sell, assign or otherwise transfer any or all of the Option Stations (or their assets or stock) or WPBF-TV to a wholly-owned subsidiary of Hearst or to a third party unrelated to Hearst prior to the commencement of or during the Option Period, subject in the case of a sale, assignment or transfer to a third party unrelated to Hearst to a right of first refusal to HAT as follows:

                           If Hearst receives a bona fide written offer (the
                  "Bona Fide Offer") submitted by a third person to acquire the assets or stock of any of the Option Stations or WPBF-TV, Hearst will first offer to sell same to HAT at such price and on such terms and conditions as are contained or included in the written offer so submitted by such third person. HAT, by action of its independent directors, will have thirty (30) days from the date of its receipt of the aforesaid offer from Hearst (which offer must be accompanied by a copy of the written offer from the third person) to commit to purchase such stock or assets, at the same price and on the same terms and conditions. Should HAT fail to commit to purchase under this section within the aforesaid thirty (30) day period, Hearst may sell the applicable Option Station or WPBF-TV to the offering third person in accordance with the third person's written offer. Should HAT fail to commit to so purchase the Option Station, then its right


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                  of first refusal hereunder with respect hereto shall terminate and, in the case of either of the Option Stations, HAT's option with respect thereto pursuant to Section 1 shall also terminate. In the event that HAT exercises its right of first refusal, then the purchase price, and all other terms and conditions for the purchase by HAT shall be the same as those set forth in the Bona Fide Offer, except that, if any portion of the proposed purchase price in the Bona Fide Offer includes non-cash consideration, then HAT shall pay cash consideration equal to the fair market value of such non-cash consideration, as determined in accordance with the appraisal procedures as defined in Section 3 above.

                  5. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                           (a)      If to Hearst:

                                    The Hearst Corporation
                                    959 Eighth Avenue
                                    New York, New York 10019
                                    Attn.: Victor F. Ganzi
                                    Telephone:  (212) 649-2000
                                    Fax:  (212) 649-2035

                           (b)      If to HAT:

                                    Hearst-Argyle Television, Inc.
                                    888 Seventh Avenue
                                    New York, New York 10106
                                    Attn:  Dean H. Blythe
                                    Telephone:  (212) 649-2307
                                    Fax:  (212) 489-2314

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  6. Assignment. Neither party shall assign or otherwise transfer this Agreement or any of their respective rights and obligations to any other party without the prior written consent of the other party hereto, and any assignment or transfer in violation of the foregoing shall be null and void ab initio, provided however, that the parties acknowledge that this Agreement shall be binding upon and inure to the benefit of HAT.


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                  7.       Entire Agreement; Amendments. This Agreement contains
the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes and replaces all prior agreements and understandings (oral or written), and cannot be modified or amended except by an instrument in writing signed by all parties hereto or their respective successors or assigns.

                  8. Governing Law. This Agreement shall bind the parties and their successors and assigns, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements wholly entered into and performed therein, without giving effect to provisions regarding conflicts of laws.

                  9. Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed as of the date first written above.

                                           THE HEARST CORPORATION


                                           /s/ Jonathan E. Thackeray
                                           ------------------------------------
                                           By:    Jonathan E. Thackeray
                                           Name:  Vice President


                                           ARGYLE TELEVISION, INC.


                                           /s/ Harry T. Hawks
                                           ------------------------------------
                                           By:    Harry T. Hawks
                                           Name:  Chief Financial Officer
                                                     Assistant Secretary &
                                                     Treasurer


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